Exhibit 99.1

agilon health Reports Third Quarter 2026 Results
Revenue increased 6% to $1.52 billion Compared to the Same Period in the Prior Year
Increases Full Year 2026 Guidance to Reflect Positive Third Quarter Results
Westerville, O.H., November 4, 2026 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the third quarter ended September 30, 2026.
“agilon’s third quarter results exceeded our expectations, reflecting the disciplined execution and operational progress our team has delivered this year,” said Tim O’Rourke, Chief Executive Officer of agilon health. “Central to that progress is our proximity to physicians and their patients, which differentiates our model and enables us to pair trusted relationships with actionable insights that help deliver better outcomes at the point of care. We believe this foundation positions agilon to create sustainable, long-term value for our shareholders, physician partners, and the patients we serve.”
Third Quarter 2026 Results:
•Total members on the agilon platform decreased to 566,000 as of September 30, 2026, including 454,000 Medicare Advantage members and 112,000 ACO model beneficiaries. Year-over-year changes to membership primarily reflect a disciplined approach to contracting focused on profitability, previously disclosed market exits, and a measured approach to growth.
•Total revenue of $1.52 billion in the third quarter 2026 increased 6% compared to $1.44 billion in the third quarter 2025. Revenue was favorable due to higher-than-expected burden of illness performance, payor contracting, and improved pricing partially offset by lower year-over-year membership.
•Medical services expense ratio (“MSER”)1 was 88.5% in the third quarter 2026 compared to 104.0% in the third quarter 2025. MSER includes favorable claims development in the first half of 2026.
•Net income was $35 million in the third quarter 2026 compared to net loss of $110 million in the third quarter 2025.
•Adjusted EBITDA was $64 million in the third quarter 2026 compared to negative $91 million in the third quarter 2025.
______________________________________________________________
1.Medical services expense ratio is calculated by dividing total medical services expense by total medical services revenue in a given period. Medical services expense represents costs incurred for medical services provided directly to our members.

Key Financial and Operating Metrics ($M):
(Third Quarter 2026 vs. 2025)

	Three Months Ended September 30,		Change
	2026	2025	% YoY
Medicare Advantage Members[1]	454,000	503,000	(10%)
ACO Model Members[1,2]	112,000	115,000	(3%)
Total Members Live on Platform[1,2]	566,000	618,000	(8%)
Avg. Medicare Advantage Members	488,000	510,000	(4%)
Total Revenues	$1,519	$1,435	6%
Medical services expense ratio	88.5%	104.0%	(15%)
Net Income (Loss)	$35	$(110)	NM
Adjusted EBITDA[3]	$64	$(91)	NM
Geography Entry Costs	$2	$7	(64%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon’s ACO model entities contributed $11 million and $18 million to Adjusted EBITDA during the third quarter 2026 and third quarter 2025, respectively.
Capital Position and Balance Sheet
agilon health’s balance sheet as of September 30, 2026 included cash, cash equivalents and marketable securities of $312 million and total debt of $32 million. At the end of the quarter, agilon’s unconsolidated ACO model entities had $74 million of cash.
Revised Fiscal Year 2026 Guidance and Assumptions
Guidance for Fiscal Year 2026 ($M):

	Year Ended December 31, 2026
	Updated Guidance		Previous Guidance as of Second Quarter 2026
	Low	High	Low	High
Medicare Advantage Members[1]	445,000	450,000	435,000	445,000
ACO Model Members[1,2]	108,000	112,000	100,000	105,000
Total Members Live on Platform[1]	553,000	562,000	535,000	550,000
Avg. Medicare Advantage Members	451,000	453,000	438,000	443,000
Total Revenues	$5,870	$5,890	$5,775	$5,860
MSER	90.5%	90.3%	91.9%	91.4%
Adjusted EBITDA[3]	$145	$155	$75	$95
Geography Entry Costs[4]	$15	$15	$15	$15
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model entities is expected to be approximately $40-$45 million for fiscal year 2026.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.

The Company has not reconciled guidance for Adjusted EBITDA to net income (loss), the most comparable GAAP measure, and has not provided forward-looking guidance for net income (loss) because of the uncertainty around certain items that may impact net income (loss), including non-cash stock-based compensation, which cannot be predicted without unreasonable effort.
Webcast and Conference Call
agilon health will host a conference call to discuss third quarter 2026 results on Wednesday, November 4, 2026, at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 461-5787 for U.S. participants and +1 (585) 542-9983 for international participants and referencing participant code 585 254 225. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of approximately 2,300 primary care physicians (PCPs) that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in approximately 30 communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on LinkedIn.

Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our expectations related to our strategic plan and its benefits, our growth trajectory, expected revenue, medical costs, net income, total and average membership, Adjusted EBITDA, MSER, geography entry costs and other financial projections and assumptions, including our full-year 2026 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to maintain and secure additional contracts with Medicare Advantage payors on favorable terms, if at all; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; public health crises, such as pandemics or epidemics, could adversely affect us; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; our reliance on our subsidiaries to perform and fund their operations; our use of algorithms, artificial intelligence and machine learning in our business and challenges with properly managing the development and use of these technologies; our reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market; our reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; our reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; our dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; our ability to achieve a return on investment depends on appreciation in the price of our common stock; lawsuits not covered by insurance and securities class action litigation; sustainability issues; our stock price may be volatile; non-compliance with the New York Stock Exchange could result in a delisting of our securities; risks related to management transitions, including the transition of our new Chief Executive Officer, and our ability to effectively manage leadership changes; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which can be found at the SEC’s website at www.sec.gov. Additionally, ongoing implementation of performance initiatives, leadership changes, and dynamic market conditions create additional uncertainty regarding our future operating and financial performance. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Condensed Consolidated Balance Sheets
In thousands, except per share data

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$174,399	$173,713
Restricted cash and equivalents	71,980	—
Marketable securities	65,361	111,429
Receivables, net	1,017,120	673,793
Prepaid expenses and other current assets, net	70,929	137,762
Total current assets	1,399,789	1,096,697
Property, equipment, and capitalized software, net	24,038	25,417
Intangible assets, net	56,853	65,725
Other assets	84,841	83,451
Total assets	$1,565,521	$1,271,290
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$892,342	$929,770
Accounts payable and accrued expenses	325,956	127,477
Current debt	15,021	19,238
Total current liabilities	1,233,319	1,076,485
Long-term debt	15,512	15,750
Other liabilities	35,813	52,321
Total liabilities	1,284,644	1,144,556

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 16,795 and 16,589 shares issued and outstanding, respectively	168	166
Additional paid-in capital	2,157,392	2,103,976
Accumulated deficit	(1,876,540)	(1,978,324)
Accumulated other comprehensive income (loss)	(143)	916
Total stockholders’ equity (deficit)	280,877	126,734
Total liabilities and stockholders’ equity (deficit)	$1,565,521	$1,271,290

agilon health, inc.
Condensed Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues:
Medical services revenue	$1,517,831	$1,432,437	$4,429,301	$4,354,355
Other operating revenue	1,655	2,884	5,388	8,730
Total revenues	1,519,486	1,435,321	4,434,689	4,363,085
Expenses:
Medical services expense	1,343,519	1,489,479	3,909,382	4,336,591
Other medical expenses	77,984	13,488	255,170	95,845
General and administrative	67,133	56,198	209,869	178,435
Depreciation and amortization	6,741	7,430	20,392	21,625
Total expenses	1,495,377	1,566,595	4,394,813	4,632,496
Income (loss) from operations	24,109	(131,274)	39,876	(269,411)
Other income (expense):
Income (loss) from equity method investments	(979)	13,133	3,158	31,217
Other income (expense), net	17,524	9,441	48,564	26,581
Interest expense	(1,744)	(1,838)	(5,163)	(4,925)
Income (loss) before income taxes	38,910	(110,538)	86,435	(216,538)
Income tax benefit (expense)	(3,998)	331	(3,651)	73
Income (loss) from continuing operations	34,912	(110,207)	82,784	(216,465)
Discontinued operations:
Adjustments on sale of assets, net	—	—	19,000	14,000
Net income (loss)	$34,912	$(110,207)	$101,784	$(202,465)

Basic earnings per common share:
Continuing operations	$2.08	$(6.65)	$4.96	$(13.08)
Discontinued operations	—	—	1.14	0.85
Net income (loss)	$2.08	$(6.65)	$6.10	$(12.23)

Diluted earnings per common share:
Continuing operations	$1.97	$(6.65)	$4.81	$(13.08)
Discontinued operations	—	—	1.11	0.85
Net income (loss)	$1.97	$(6.65)	$5.92	$(12.23)

Weighted average shares outstanding
Basic	16,793	16,578	16,698	16,550
Diluted	17,688	16,578	17,199	16,550

agilon health, inc.
Condensed Consolidated Statements of Cash Flows
In thousands
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$101,784	$(202,465)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	20,392	21,625
Stock-based compensation expense	48,946	39,599
Loss (income) from equity method investments	(3,158)	(31,217)
Adjustments on sale of assets, net	(19,000)	(14,000)
Other, net	1,739	(5,571)
Changes in operating assets and liabilities	(134,400)	106,803
Net cash provided by (used in) operating activities	16,303	(85,226)
Cash flows from investing activities:
Purchases of property, equipment, and capitalized software	(9,805)	(10,274)
Purchase of intangible assets	(885)	(23,076)
Investment in loans receivable and other	—	(1,000)
Investments in marketable securities	—	(60,154)
Proceeds from maturities of marketable securities and other	67,693	160,531
Net cash provided by (used in) investing activities	57,003	66,027
Cash flows from financing activities:
Proceeds from (payments for) equity issuances, net	4,472	(2,977)
Debt issuance costs	(1,612)	—
Repayments of long-term debt	(3,500)	—
Net cash provided by (used in) financing activities	(640)	(2,977)
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	72,666	(22,176)
Cash, cash equivalents and restricted cash and equivalents, beginning of period	173,713	193,860
Cash, cash equivalents and restricted cash and equivalents, end of period	$246,379	$171,684

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Platform support costs	$44,382	$38,652	$124,730	$120,313
Geography entry costs(1)	1,815	4,807	6,354	15,617
Severance and related costs	3,180	4,092	16,931	4,736
Stock-based compensation expense	18,859	7,498	48,946	39,599
Other(2)	(1,103)	1,149	12,908	(1,830)
General and administrative	$67,133	$56,198	$209,869	$178,435
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(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)(1)	$34,912	$(110,207)	$101,784	$(202,465)
(Income) loss from discontinued operations, net of income taxes	—	—	(19,000)	(14,000)
Interest expense	1,744	1,838	5,163	4,925
Income tax expense (benefit)	3,998	(331)	3,651	(73)
Depreciation and amortization	6,741	7,430	20,392	21,625
Severance and related costs	3,180	4,092	16,931	4,736
Stock-based compensation expense	18,859	7,498	48,946	39,599
EBITDA adjustments related to equity method investments(2)	11,541	4,969	41,207	16,178
Other(3)	(17,291)	(6,781)	(31,980)	(24,783)
Adjusted EBITDA	$63,684	$(91,492)	$187,094	$(154,258)
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(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended September 30, 2026 and 2025, (i) $0.6 million and $1.9 million, respectively, are included in other medical expenses and (ii) $1.8 million and $4.8 million, respectively, are included in general and administrative expenses. For the nine months ended September 30, 2026 and 2025, (i) $1.9 million and $0.9 million, respectively, are included in other medical expenses and (ii) $6.4 million and $15.6 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments.
(3)Includes interest income, transaction-related costs and elimination of certain administrative charges by agilon health, inc. for trademark licensing fees and other service arrangements to its equity method investees.

In addition to providing results that are determined in accordance with GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Adjusted EBITDA helps identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Adjusted EBITDA provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate this metric. As a result, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,517,831	$429,125	$4,429,301	$1,248,238
Medical services expense	$1,343,519	$392,333	$3,909,382	$1,112,472
Medical services expense ratio	88.5%	91.4%	88.3%	89.1%

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 12 to the Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the period ended September 30, 2026 for additional discussion on our equity method investments.

Contacts
Investor Contacts
Evan Smith, CFA
SVP Investor Relations
evan.smith@agilonhealth.com

Megan Cagle
investors@agilonhealth.com
Media Contacts
Stephanie Law
Corporate Communications
media@agilonhealth.com